Ekhibit 99.1

Celsion Corporation Secures $15 Million Committed Equity Financing Facility

COLUMBIA, MD (PR Newswire) June 17, 2010: Celsion Corporation (NASDAQ: CLSN), a biotechnology drug development company that is leveraging its Heat Sensitive Liposomal Technology platform to encapsulate and deliver high concentrations of proven chemotherapeutics, today announced that it has secured a committed equity financing facility under which it may sell up to $15 million of common stock to Small Cap Biotech Value, Ltd. over a 24 month period. Celsion is not obligated to utilize any of the $15 million facility and remains free to enter into other equity financing transactions.

Celsion will determine, at its sole discretion, the timing, dollar amount and floor price per share for any draw under this facility, subject to certain conditions. When and if Celsion elects to use the facility, the number and price of shares sold in each draw will be determined by a contractual formula, whereby Celsion will issue shares to Small Cap Biotech at a pre-negotiated discount (between 5% to 6%) to the volume weighted average price of Celsion's common stock over a preceding period of trading days. Reedland Capital Partners, an institutional division of Financial West Group, will act as placement agent and receive a fee of (1% to 0.5% of the draw amount) for its services at the time of any draw under the facility.

"This equity line provides us with an important financing option at a competitive cost of capital with no warrants.  This flexible structure should strengthen our position in licensing and future financing negotiations,” commented Michael H. Tardugno, Celsion’s President and Chief Executive Officer.

Celsion intends to use the proceeds from any future sale of securities under the facility to advance its ThermoDox clinical development programs and for other general corporate purposes.

About Celsion

Celsion is dedicated to the development and commercialization of innovative oncology drugs including tumor-targeting treatments using focused heat energy in combination with heat-activated drug delivery systems. Celsion has licensed ThermoDox(R) to Yakult-Honsha for the Japanese market and has a partnership agreement with Phillips Medical to jointly develop its heat activated liposomal technology in combination with high intensity focused ultrasound to treat difficult cancers. Celsion has research, license, or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, University of Hong Kong, Cleveland Clinic, and the North Shore Long Island Jewish Health System.

For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

The shares of Celsion’s common stock issued and issuable under the facility with Small Cap Biotech have not been registered under the Securities Act. Accordingly, these securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Investor Contact

Marcy Nanus

The Trout Group

646-378-2927 or mnanus@troutgroup.com